Exhibit 1.1
Dated ___________
KfW
- and -

- and -

- and -

FORM OF SUBSCRIPTION AGREEMENT
U.S.$ _____________
_______ % Global Notes due _________

HENGELER MUELLER
Frankfurt am Main

SUBSCRIPTION AGREEMENT dated _________
between
(1)      KfW, an institution organized under public law of the Federal Republic of Germany (the “Issuer”), and
(2)      _________

          _________
           (each a “Lead Manager” and together the “Lead Managers”),

           and

            _________

            _________
           (together with the Lead Managers, the “Managers”).
The parties hereby record the arrangements between them in respect of an issue of U.S.$ _________ _________% Global Notes due _________of the Issuer (the “Notes”).
§1	Agreement to Issue; the Notes; the Agreements
(1) The Issuer agrees to issue the Notes on _________(the “Closing Date”).
(2) The terms and conditions applicable to the Notes are set forth in the Terms and Conditions of the Notes (the “Conditions”) attached hereto as Schedule 1.1.
(3) The Notes will be issued in the denomination of U.S.$1,000 each and will be represented by one or more permanent global certificates without interest coupons (the “Global Certificates”). The Global Certificates will be kept in custody by Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA”), or any successor, as custodian for The Depository Trust Company, New York (“DTC”). The Global Certificates will be in registered form in the name of Cede & Co., as nominee of DTC, recorded in a register (the “Register”) kept by the Registrar (subsection (4)), and will represent the Notes maintained in custody for financial institutions that are participants in DTC. Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, Luxembourg, as participants in DTC, will hold interests in the Global Certificates on behalf of their respective participants through their respective depositaries, which in turn will hold such interests as participants in DTC. The Global Certificates will be substantially in the form set out in Schedule 2.1.
(4) Concurrently with the signing of this Agreement, the Issuer is entering into the supplemental registrar and paying agency agreement dated _________(the “Supplemental Agency Agreement”) with DBTCA, as registrar for the Issuer (the “Registrar”) and as paying agent for the Issuer (the “Paying Agent”).
This Agreement and the Supplemental Agency Agreement are together referred to herein as the “Agreements”.

§2	Purchase
Each of the Managers agrees, severally and not jointly, to purchase the Notes in such principal amounts as are set forth in Schedule 3 on _________at the issue price of _________% of the principal amount of the Notes (the “Issue Price”).
§3	Disclosure
The Issuer confirms:
(a)	(i) that it has prepared and filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder (the “Securities Act Regulations”) , a post-effective amendment to the registration statement number 333-121363/121363-01, including a prospectus dated _________, relating to certain of its debt securities (including the Notes) and to certain debt securities of KfW International Finance Inc. and the offering thereof from time to time on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act; (ii) that such amendment to the registration statement has been declared effective by the Commission; and (iii) that a prospectus supplement dated _________reflecting the terms of the Notes, the terms of the offering thereof and the other matters set forth therein will be filed pursuant to Rule 424 under the Securities Act. Such prospectus supplement, in the form dated _________and to be filed on _________pursuant to Rule 424, is herein referred to as the “Prospectus Supplement”. Such registration statement, as amended at the date hereof, including the exhibits thereto, is herein referred to as the “Registration Statement”, and the prospectus dated _________included therein relating to offerings of securities under the Registration Statement, as supplemented by the Prospectus Supplement, is herein referred to as the “Prospectus”, except that, if such prospectus is amended or supplemented on or prior to the date on which the Prospectus Supplement is first filed pursuant to Rule 424, the term “Prospectus” shall refer to the prospectus as so amended or supplemented by the Prospectus Supplement.

(b)	that it has caused an application to be made to list the Notes on the Luxembourg Stock Exchange (the “Stock Exchange”) and that the Prospectus will serve as listing prospectus for the listing of the Notes on the Stock Exchange.
The Registration Statement, the Prospectus and any issuer free writing prospectus (as defined in Rule 433 of the Securities Act Regulations) prepared by the Issuer are together referred to as the “Disclosure Documents”.
The Issuer hereby authorizes the Managers to distribute copies of the Registration Statement, the Prospectus and any issuer free writing prospectus prepared by the Issuer in connection with the offering and sale of the Notes.
The Managers may also distribute term sheets and “free writing prospectuses” (as defined in Rule 405 of the Securities Act Regulations) in accordance with, and subject to, Section 4 of Schedule 4 in connection with the offering and sale of the Notes.
The Issuer and each of the Managers agree that they will comply with the requirements of the Securities Act in connection with the offering of the Notes and the distribution of the Prospectus within the United States of America (the “United States”).

§4	Stabilization
(1) In connection with the offering of the Notes, [insert Stabilization Manager] or any person acting for it may over-allot the Notes (provided that the aggregate principal amount of Notes allotted does not exceed 105 percent of the aggregate principal amount of the Notes) or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there is no assurance that [insert Stabilization Manager] or any person acting for it will undertake stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the Notes and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the Closing Date and 60 days after the date of the allotment of the Notes. In doing so, [insert Stabilization Manager] or any person acting for it shall act as principal and not as agent of the Issuer. The Issuer shall not in any event be obligated to issue more than U.S.$ _________in principal amount of the Notes.
(2) As between the Issuer and the Managers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Managers.
§5	Distribution in the United States
(1) Because it is expected that a portion of the Notes will be distributed in the United States, the Issuer and the Managers agree on the additional terms set out in Schedule 4.
(2) As specified in Section 4 of Schedule 4, each Manager agrees to notify Simpson Thacher & Bartlett LLP, as counsel to the Managers, of the U.S. Sales Amount applicable to it seven calendar days after the Closing Date. The Managers agree to cause Simpson Thacher & Bartlett LLP to promptly thereafter report the aggregate U.S. Sales Amounts applicable to the Managers to Sullivan & Cromwell LLP, as counsel for the Issuer. For purposes of the foregoing, the U.S. Sales Amount applicable to a Manager shall mean the total aggregate principal amount of Notes initially sold in the United States by such Manager as part of its initial allotment.
§6	Selling Restrictions; Representations and Information by the Managers
(1) Each Manager agrees with the Issuer to be bound by the terms and provisions set out in Schedule 5.
(2) Each Manager agrees with the Issuer that, in connection with the issue, offering and distribution of the Notes:
(a)	in the United States:

it will comply with the requirements of the Securities Act;

(b)	outside the United States:
(i)	it will not make, and warrants that it has not made, any representation regarding the Issuer or the Notes other than (y) as contained in any of the Agreements and the Disclosure Documents, or which is fairly derived and is consistent with, those contained in any of the Agreements and the Disclosure

Documents, or (z) as is approved or provided by the Issuer for the purpose of the issue, offering and distribution of the Notes; and

(ii)	it will not provide, and warrants that it has not provided, any information regarding the Issuer or the Notes other than (y) that which is contained in or is fairly derived from and is consistent with, any of the Agreements and the Disclosure Documents, or (z) information already in the public domain.
(3) Each Manager agrees to indemnify the Issuer and each other Manager and their respective directors, officers and employees, and any affiliate of the Issuer or such Manager, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges or expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of, in relation to, or in connection with, any failure by it to observe the terms and provisions set out in Schedule 5 (to the extent that any such failure relates to the issue, offering and distribution of the Notes by a Manager outside the United States or possession or distribution of any of the Disclosure Documents or any other offering material by a Manager outside the United States) and in subsection (2)(b).
(4) Each Manager agrees not to disclose without the Issuer’s prior written consent the comfort letters issued by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, auditors of the Issuer (“PwC”), pursuant to § 10(1)(f) below in connection with the issue of the Notes, including any attachment to such comfort letter (together with such comfort letter the “Confidential Information”), to anyone except (i) the officers, directors, employees and professional advisors of such Manager or such Manager’s Group (the Manager’s Group shall mean the Manager and the Manager’s ultimate parent company and any subsidiary or branch of the Manager and the Manager’s ultimate parent company), to the extent necessary in the reasonable opinion of such Manager for the independent consideration and evaluation as to whether to subscribe to the Notes, and (ii) its auditors. The Issuer, however, agrees that each Manager may disclose the Confidential Information (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or necessary in the reasonable opinion of the Manager to seek to establish any defence on any legal proceeding or investigation, (ii) where required by the rules of any stock exchange on which the shares or other securities of such Manager or any member of the Manager’s Group are listed, (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of such Manager or any member of the Manager’s Group; or (iv) if such information is already in the public domain at the time of its disclosure or shall come into the public domain (for a reason other than a breach by the Manager of this clause). The obligations of the Managers in this clause shall survive the termination of this Agreement and shall cease 15 months after the date of this Agreement. § 6(3) above shall apply mutatis mutandis.
(5) The obligations of the Managers under § 6(1) to (4) above and Schedule 5 are several.
(6) [Insert Stabilization Manager] for itself and on behalf of any person acting for it agrees with and warrants to the Issuer that any stabilizing activities pursuant to § 4(1) will be in compliance with all applicable laws, rules and regulations of any relevant jurisdiction required to be observed by [insert Stabilization Manager] or any person acting for it. In connection with such stabilizing activities, [insert Stabilization Manager] or any person acting for it shall on behalf of the Issuer conduct all activities and make all publications (if any) required to be conducted or made by the Issuer in connection with stabilization for [insert Stabilization Manager]’s own account and at its own cost. § 6(3) shall apply mutatis mutandis.
§7	Listing
(1) The Issuer agrees with the Managers (a) that the Notes are to be listed on the Stock Exchange, (b) that it will obtain such listing and (c) that it will use its reasonable endeavors to maintain such listing until none of the Notes is outstanding or until such time as payment in respect of principal and interest in respect of the Notes has been duly provided for, whichever is earlier.
(2) If the Issuer shall at any time determine that it can no longer reasonably comply with the requirements for the listing of the Notes on the Stock Exchange, or if maintenance of such listing on the Stock Exchange becomes unduly onerous, it shall be obliged to use its reasonable endeavors to obtain and thereafter to maintain a listing of the Notes on such other major stock exchange as it may (with the approval of each of the Managers) decide.
§8	Representations and Warranties

(1)	The Issuer represents and warrants to the Managers as of the date hereof that:

(a)	the Issuer exists as an institution organized under public law of the Federal Republic of Germany with full power and authority to own its assets and conduct its business as described in the Disclosure Documents;

(b)	the Agreements constitute valid and legally binding obligations of the Issuer;

(c)	the Notes, when duly issued, authenticated and delivered in accordance with the provisions of the Agreements, will constitute valid and legally binding obligations of the Issuer, and the Notes will benefit from the Anstaltslast of the Federal Republic of Germany as well as from the statutory guarantee of the Federal Republic of Germany pursuant to § 1a of the Law concerning the Kreditanstalt für Wiederaufbau (Gesetz über die Kreditanstalt für Wiederaufbau (the “KfW Law”));

(d)	no action or thing is required to be taken, fulfilled or done (including the obtaining of any consent or license or the making of any filing or registration) for the issue of the Notes, the carrying out by the Issuer of the other transactions contemplated by the Agreements or the compliance by the Issuer with the terms of the Notes and the Agreements, except for those which have been, or will prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect;

(e)	the execution and delivery of the Agreements, the issue of the Notes, the carrying out by the Issuer of the other transactions contemplated by the Agreements and compliance with their terms do not and will not conflict with or infringe the KfW Law, the Charter of the Issuer or any of its other obligations or any rule of law to which it is subject;

(f)	the Registration Statement and the Prospectus comply in all respects with all applicable legal requirements, the statements contained in the Registration Statement and the Prospectus are in every material respect accurate and not misleading, there are no other facts the omission of which would make any statement in the Registration Statement and the Prospectus misleading in any material respect, and all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

(g)	the financial statements of the Issuer that are contained in the Registration Statement and the Prospectus are prepared in accordance with accounting principles generally accepted in, and pursuant to the relevant laws of, the Federal Republic of Germany consistently applied and present fairly the financial position of the Issuer as at the dates, and the results of operations of the Issuer for the periods, in respect of which they have been prepared, and since the date of the last audited financial statements of the Issuer referred to in the Registration Statement and the Prospectus there has been no change (nor any development or event reasonably likely to involve a prospective change) which is materially adverse to the condition (financial or other), or to the earnings, business or operations, of the Issuer;

(h)	there are no pending proceedings against or affecting the Issuer which, if determined adversely to the Issuer would adversely affect the ability of the Issuer to perform its obligations under the Agreements or the Notes or which are otherwise material in the context of the issue of the Notes and no such proceedings have been pending during the past two years or, to the best of the Issuer’s knowledge, are threatened or contemplated; and

(i)	the Issuer has not engaged, and will not engage, in any jurisdiction in any activity with respect to the issue and offering of the Notes that is not permitted by the laws of such jurisdiction.
(2) The Issuer agrees to indemnify each Manager and its directors, officers and employees, and any affiliate of such Manager, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing), which such Manager or such aforementioned persons may incur or which may be made against it arising out of, in relation to or in connection with, any inaccuracy or alleged inaccuracy of any of the representations and warranties contained in subsection (1) or in connection with any untrue statement or alleged untrue statement contained in any Disclosure Document or any omission or alleged omission to state therein a material fact to make the statements therein not misleading, except insofar as such losses, liabilities, costs, expenses, claims or actions are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Manager furnished to the Issuer in writing by such Manager expressly for use therein, it being understood and agreed that the only such information relating to any such Manager furnished to the Issuer in writing for use in any Disclosure Document shall consist of the following information in the Prospectus Supplement: (i) the names of the Managers appearing on the front and back cover pages and (ii) the names of the Managers included in the table following the first paragraph of the text under the caption “Subscription and Sale” in the Prospectus Supplement.

§9	Agreements of the Issuer
(1) The Issuer shall bear and pay all stamp and other taxes and duties (including interest and penalties) payable pursuant to the laws applicable in the Federal Republic of Germany on or in connection with the issue and purchase by the Managers of the Notes or the execution or delivery of the Agreements.
(2) The Issuer shall forthwith notify the Lead Managers, on behalf of the Managers, if, at any time prior to payment of the net subscription amount (as set out in § 11 below) to the Issuer, anything occurs which renders or may render untrue or incorrect in any respect any of the representations and warranties given by it.
(3) If at any time prior to the Closing Date any event shall occur as a result of which, in the judgement of the Issuer, it is necessary to amend or supplement any Disclosure Document in order to make the statements therein, in the light of the circumstances when any Disclosure Document is delivered, not misleading, the Issuer shall forthwith prepare and furnish, at its own expense, to the Lead Managers, on behalf of the Managers, either amendments to the Disclosure Documents or supplemental information so that the statements in the Disclosure Documents as so amended or supplemented will, in the light of the circumstances when the Disclosure Documents are delivered, be accurate and not misleading.
§10	Closing Conditions
(1) The Managers shall be obliged to pay for, and take delivery of the Notes only (A) if: (i) as of the Closing Date, the representations, warranties and agreements of the Issuer herein contained are true and correct in all material respects and have been duly complied with (to the extent that such compliance is due on or before the Closing Date), (ii) no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission and all timely and reasonable requests for additional information shall have been complied with to the satisfaction of the Managers, and (B) subject to:
(a)	receipt by [insert Documentation Manager], on behalf of the Managers, on the Closing Date of a certificate of the Issuer dated the Closing Date and signed on behalf of the Issuer certifying that as of the Closing Date, the representations and warranties contained in
§ 8(1) above and in Schedule 4 are true and correct as if made on the Closing Date and that the Issuer has complied with all agreements herein contained (to the extent that such compliance is due on or before the Closing Date);

(b)	receipt by [insert Documentation Manager], on behalf of the Managers, on the Closing Date of the following written opinions and disclosure letters dated the Closing Date, in the form agreed with the Lead Managers:
(i)	the opinion of the Legal Department of the Issuer as to the laws of the Federal Republic of Germany;

(ii)	the opinion and disclosure letter of Sullivan & Cromwell LLP, legal advisers to the Issuer in the United States;

(iii)	the disclosure letter of Simpson Thacher & Bartlett LLP, legal advisers to the Managers in the United States; and

(iv)	the opinion of Hengeler Mueller Partnerschaft von Rechtsanwälten, legal advisers to the Managers in the Federal Republic of Germany;
(c)	receipt by the Registrar on or prior to the date hereof of the Global Certificates duly executed on behalf of the Issuer for authentication and delivery on the Closing Date of the Global Certificates to DBTCA, as custodian for DTC, against payment of the net subscription amount for the Notes pursuant to § 11;

(d)	receipt by [insert Documentation Manager], on behalf of the Managers, not later than one business day in Frankfurt before the Closing Date of the documents listed in Schedule 6;

(e)	receipt by [insert Documentation Manager], on behalf of the Managers, on the date of this Agreement and the Closing Date of letters, in the form agreed with the Lead Managers, dated the date of this Agreement and the Closing Date respectively, from PwC; and

(f)	receipt by [insert Documentation Manager], on behalf of the Managers, of a copy of the Supplemental Agency Agreement as executed, delivered and exchanged by the respective parties thereto.
(2) The Managers may, at their discretion and upon terms as they deem appropriate, waive compliance with the whole or any part of subsection (1).
§11	Delivery and Payment
Not later than 10:00 a.m. (New York time) on the Closing Date, [insert Lead Manager] on behalf and for account of the Managers shall pay, or cause payment of, the net subscription amount of U.S.$ _________ (being the Issue Price pursuant to § 2, less the commissions pursuant to
§ 12(1)) in immediately available funds to such account as the Issuer may specify to [insert Lead Manager] not later than three days before the Closing Date, such payment to be made against delivery of the Global Certificates representing the Notes duly authenticated on behalf of the Registrar.
§12	Commissions and Expenses
(1) The Issuer agrees to pay to the Managers on the Closing Date total commissions of _________% of the principal amount of the Notes in consideration of the obligations of the Managers to purchase the Notes. Such payment will be made by means of deduction by the Managers from the Issue Price.
(2) In addition to the commissions payable pursuant to subsection (1), the Issuer agrees to bear (except as may be separately agreed with the Managers) (a) all costs and expenses (including value added tax thereon, if any) in connection with (i) the preparation, printing and publication (where required) of the Disclosure Documents, (ii) the preparation and printing of the Agreements and all other documents relating to the issue, subscription and offering of the Notes, (iii) the printing and delivery of the Global Certificates, (iv) the obtaining and maintaining of the listing of the Notes on the Stock Exchange, (v) the services of the legal advisers to the Managers in the Federal Republic of Germany and the United States and of its own legal advisers and accountants in connection with the issue and subscription of the Notes, and (vi) all advertising in relation to the issue and offering of the Notes on which the Issuer and the Lead Managers may agree, and (b) the fees and expenses (including value added tax thereon) of the Registrar and the Paying Agent in connection with the preparation and signing of the Agreements, the issue of the Notes and the performance of their respective duties under the Supplemental Agency Agreement.
§13	Termination
The Lead Managers, on behalf of the Managers, may (after consultation with the Issuer) by notice to the Issuer, terminate this Agreement at any time prior to payment of the net subscription monies to the Issuer if, in the opinion of the Lead Managers, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the Notes or dealing in the Notes in the secondary market. Upon such notice being given, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement and shall have no further liability hereunder except for any liability arising before or in relation to such termination; provided, that the Issuer shall remain liable under § 12 for the costs and expenses of the Managers theretofore incurred or incurred in consequence of the termination.
§14	Communications
(1) Any document or information furnished or supplied in accordance with this Agreement shall, if not otherwise provided for herein, either be in the German or English language.
(2) All communications given hereunder shall be given by letter or telefax and shall become effective upon receipt.
(3) Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:
(a)	If to the Issuer:

KfW Palmengartenstrasse 5-9 60325 Frankfurt am Main

Telefax: +49 69 7431 4324 Attention: Bereich FM

(b)	If to the Managers:

[ADDRESS]

Telefax: _________ Attention: _________

§15	The Schedules; Severability
(1) Schedules 1 to 6 form part of this Agreement.
(2) Should any provision of this Agreement be or become invalid in whole or in part, the other provisions of this Agreement shall remain in force. Any invalid provision shall be replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.
§16	Governing Law; Place of Performance; Remedies Cumulative
(1) This Agreement shall in all respects be governed by and construed in accordance with German law.
(2) Place of performance for the obligations of all parties hereto shall be Frankfurt am Main.
(3) The remedies provided herein shall be cumulative to any remedies provided by general provisions of German law.
§17	Place of Jurisdiction
Any action or other legal proceedings arising out of or in connection with this Agreement shall be brought exclusively in the District Court (Landgericht) in Frankfurt am Main.
§18	Counterparts
This Agreement is executed in [●] counterparts in the English language. With respect to Schedules 1 and 2 the English language version shall be binding. The German translations of such Schedules are for convenience only. One executed counterpart each is issued to the Issuer and to each of the Managers. Each executed counterpart shall be an original.
This Agreement has been entered into on the date stated at the beginning.
KfW

Name:	Name:
Title:	Title:

[LEAD MANAGER]
______________________________________
NAME:
TITLE:
[LEAD MANAGER]
______________________________________
NAME:
TITLE:

[MANAGERS]
______________________________________
Name:
Title:
By Powers of Attorney

Schedule 1.1
TERMS AND CONDITIONS OF THE NOTES
§ 1
General Provisions
(1) Principal Amount and Denomination. The issue of the _________% Global Notes due _________ of KfW, Frankfurt am Main, Federal Republic of Germany (the “Issuer”) in the aggregate principal amount of
U.S.$ _________
is divided into _________notes in the principal amount of U.S.$1,000 each which rank pari passu among themselves (the “Notes”).
(2) Global Certificate. Form. The Notes are represented by one or more permanent global certificates without interest coupons (the “Global Certificates”). The Global Certificates are kept in custody by Deutsche Bank Trust Company Americas, or any successor, as custodian for The Depository Trust Company, New York (“DTC”). The Global Certificates are in registered form in the name of Cede & Co., as nominee of DTC, recorded in a register (the “Register”) and kept by the Registrar (§ 8). Each Global Certificate is manually signed by two authorized representatives of the Issuer and manually authenticated by or on behalf of the Registrar. Copies of the Global Certificates are available free of charge at the Paying Agent (§ 8).
(3) Transfer. Transfers of Notes shall require appropriate entries in securities accounts.
§ 2
Status
The Notes constitute unsecured and unsubordinated obligations of the Issuer and rank pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, but subject to any applicable mandatory statutory exceptions.
§ 3
Interest
(1) Interest Rate and Due Dates. The Notes bear interest at the rate of _________% per annum as from _________. The Notes shall cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest shall be payable semi-annually in arrears on _________and _________. The first interest payment date will be _________for the period commencing on _________(inclusive) and ending on _________(exclusive). [Insert in case of short or long first coupon: The interest amount for this period shall total U.S.$ _________for the aggregate principal amount of U.S.$ _________.]

(2) Late Payment. Should the Issuer fail to redeem the Notes on the due date therefore, interest on the Notes shall, subject to the provisions of § 5(3), continue to accrue beyond the due date until actual redemption of the Notes at the default rate of interest established by law.
(3) Accrued Interest. If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
§ 4
Maturity, Repurchase
(1) The Notes shall be redeemed at par on _________. Subject to the provisions of § 7, neither the Issuer nor any holder of a Note (each a “Holder”) shall be entitled to redeem the Notes prior to their stated maturity.
(2) The Issuer may at any time purchase and resell Notes in the open market or otherwise.
§ 5
Payments
(1) Payments. (a) Payments of principal of, and interest on, the Notes shall be made in United States dollars on the relevant payment date (subsection (4)) to, or to the order of, the person registered at the close of business on the relevant Record Date (subsection (2)) in the Register kept by the Registrar. Payments of principal shall be made upon surrender of the Global Certificates to the Paying Agent (§ 8).
(b) All payments made by the Issuer to, or to the order of, the person registered at the close of business on the relevant Record Date in the Register kept by the Registrar, shall discharge the liability of the Issuer under the Notes to the extent of the sums so paid.
(2) Record Date. The record date (the “Record Date”) for purposes of payments (subsection (1)) of principal and interest shall be, in respect of each such payment, the tenth New York Business Day preceding the relevant payment date.
(3) New York Business Day. If any date for payment of principal or interest to the registered holder of the Global Certificate(s) is not a New York Business Day, such payment will not be made until the next day which is a New York Business Day, and no further interest shall be paid in respect of the delay in such payment. “New York Business Day” means any day on which banking institutions in New York City are not obliged and not authorized to close.
(4) Payment Date and Due Date. For the purposes of these Terms and Conditions “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with subsection (3), and “due date” means the payment date provided for herein, without taking account of any such adjustment.

§ 6
Taxation
All payments by the Issuer in respect of the Notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, the Issuer shall not be required to pay any additional amounts in respect of the Notes.
§ 7
Termination for Default
Any Holder may, at his option, declare Notes held by him due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if the Issuer shall fail to pay any amount payable hereunder within 30 days from the relevant due date. The right to declare Notes due shall cease if the Holder has received the relevant payment before the Holder has exercised such right. Any notice declaring Notes due shall be made by means of a written notice to be delivered by hand or registered mail to the Issuer together with proof that such Holder at the time of such notice is a holder of the relevant Notes by means of a certificate of the Holder’s Custodian pursuant to § 11(3)(a).
§ 8
The Agents
(1) Initial Agents and Specified Offices. The initial Paying Agent and Registrar (together the “Agents”) and their initial offices through which they act (the “Specified Offices”) are set forth at the end of these Terms and Conditions.
(2) Change of Agents and their Specified Offices. The Issuer reserves the right at any time to vary or terminate the appointment of the Paying Agent or Registrar or approve any change in the office through which they act, provided that there shall at all times be a Registrar and Paying Agent, and provided further that so long as the Notes are listed on any stock exchange(s) (and the rules of such stock exchange(s) so require), the Issuer shall maintain a Paying Agent with a Specified Office in the city in which such stock exchange(s) is (are) located. The Issuer shall give notice of any change in the Agents or their Specified Offices by publication in accordance with § 10.
(3) No Legal Relationship. The Agents in such capacity are acting exclusively as agents of the Issuer and do not have any legal relationship of whatever nature with the Holders and are not in any event accountable to any Holder.
§ 9
Further Issues
The Issuer reserves the right, from time to time without the consent of the Holders, to issue additional notes, on terms identical in all respects to those set forth herein (except as to the date from which interest shall accrue), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the Notes. The term “Notes” shall, in the event of such increase, also include such additionally issued notes.

§ 10
Notices
All notices regarding the Notes shall be published in the following journals: (a) so long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of such Stock Exchange so require) in a leading daily newspaper in Luxembourg (expected to be the d’ Wort); (b) a leading daily newspaper of general circulation in the Federal Republic of Germany; and (c) a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be the Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the first date of any such publication.
§ 11
Governing Law, Jurisdiction, Enforcement, Language
(1) Governing Law. The Notes, both as to form and content, as well as the rights and duties of the Holders and the Issuer shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Transfers and pledges of Notes executed between DTC participants and between DTC and DTC participants shall be governed by the laws of the State of New York.
(2) Jurisdiction. Any action or other legal proceedings arising out of or in connection with the Notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.
(3) Enforcement. Any Holder may in any proceedings against the Issuer or to which the Holder and the Issuer are parties protect and enforce in its own name its rights arising under its Notes on the basis of (a) a certificate issued by its Custodian (i) stating the full name and address of the Holder, (ii) specifying an aggregate principal amount of Notes credited on the date of such statement to such Holder’s securities account maintained with such Custodian and (iii) confirming that the Custodian has given a written notice to DTC and the Registrar containing the information pursuant to (i) and (ii) and bearing acknowledgements of DTC and the relevant DTC participant and (b) copies of the Global Certificates certified as being true copies by a duly authorized officer of DTC or the Registrar. For purposes of the foregoing, “Custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the Holder maintains a securities account in respect of any Notes and includes DTC and any other clearing system which participates in DTC.
(4) Language. These Terms and Conditions are written in the English language and provided with a German language translation. The English text shall be controlling and binding. The German language translation is provided for convenience only.
Registrar and Paying Agent
Deutsche Bank Trust Company Americas
60 Wall Street
MS NYC60-2515
New York, NY 10005

Schedule 1.2
ANLEIHEBEDINGUNGEN
§ 1
Allgemeine Bestimmungen
(1) Nennbetrag und Stückelung. Die _________% Globalanleihe fällig _________der KfW, Frankfurt am Main, Bundesrepublik Deutschland (die “Emittentin”) im Gesamtnennbetrag von
U.S.D. ______________
ist in _________untereinander gleichberechtigte Teilschuldverschreibungen im Nennbetrag von je U.S.D. 1.000 (die “Schuldverschreibungen”) eingeteilt.
(2) Globalurkunde. Form. Die Schuldverschreibungen werden durch eine oder mehrere Dauerglobalurkunden ohne Zinsscheine verbrieft (die “Globalurkunden”). Die Globalurkunden werden von der Deutsche Bank Trust Company Americas (“DBTCA”) oder einem etwaigen Rechtsnachfolger als Verwahrer für The Depository Trust Company, New York (“DTC”) verwahrt. Die Globalurkunden sind als Namenspapiere auf den Namen von Cede & Co. als dem Beauftragten von DTC ausgestellt und in ein Register (das “Register”) eingetragen, welches von der Registerstelle geführt wird. Die Globalurkunden tragen jeweils die eigenhändigen Unterschriften zweier ordnungsgemäß bevollmächtigter Vertreter der Emittentin und sind jeweils von der Registerstelle oder in deren Namen mit einer handschriftlichen Kontrollunterschrift versehen. Kopien der Globalurkunden sind bei der Zahlstelle (§ 8) kostenlos erhältlich.
(3) Übertragung. Übertragungen von Schuldverschreibungen setzen entsprechende Depotbuchungen voraus.
§ 2
Status
Die Schuldverschreibungen begründen nicht besicherte und nicht nachrangige Verbindlichkeiten der Emittentin und stehen im gleichen Rang mit allen anderen gegenwärtigen und zukünftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin, soweit nicht zwingende gesetzliche Bestimmungen etwas anderes vorschreiben.
§ 3
Zinsen
(1) Zinssatz und Fälligkeit. Die Schuldverschreibungen werden vom _________an mit jährlich _________% verzinst. Die Verzinsung der Schuldverschreibungen endet mit dem Ablauf des Tages, der dem Tag vorangeht, an dem sie zur Rückzahlung fällig werden. Die Zinsen sind halbjährlich nachträglich am _________und _________zur Zahlung fällig. Der erste Zinszahlungstermin ist der _________für den Zeitraum vom _________(einschließlich) bis zum _________(ausschließlich). [Einzufügen im Falle einer kurzen oder langen ersten Zinsperiode: Der Zinsbetrag für diesen Zeitraum beläuft sich auf U.S.D. _________für den Gesamtnennbetrag der Schuldverschreibungen.]
(2) Verzug. Sofern die Emittentin die Schuldverschreibungen nicht am Fälligkeitstag zurückzahlt, werden die Schuldverschreibungen, vorbehaltlich der Bestimmungen des § 5(3), vom Fälligkeitstag bis zur tatsächlichen Rückzahlung der Schuldverschreibungen zum gesetzlichen Verzugszinssatz verzinst.
(3) Stückzinsen. Sind Zinsen auf einen Zeitraum zu berechnen, der nicht ein Jahr ist, so werden sie auf der Grundlage eines Jahres von 360 Tagen bestehend aus zwölf Monaten von je 30 Tagen ermittelt.
§ 4
Fälligkeit; Rückkauf
(1) Die Schuldverschreibungen sind am _________zu ihrem Nennbetrag zurückzuzahlen. Vorbehaltlich der Bestimmungen in § 7 ist weder die Emittentin noch ein Gläubiger der Schuldverschreibungen (jeweils ein “Anleihegläubiger”) berechtigt, die Schuldverschreibungen vor ihrer Fälligkeit zur Rückzahlung zu kündigen.
(2) Die Emittentin ist berechtigt, Schuldverschreibungen jederzeit im Markt oder anderweitig zu kaufen und wieder zu verkaufen.
§ 5
Zahlungen
(1) Zahlungen. (a) Zahlungen von Kapital und Zinsen auf die Schuldverschreibungen erfolgen am jeweiligen Zahlungstag (Absatz (4)) in United States Dollars an die Person, die bei Geschäftsschluss am jeweiligen Stichtag (Absatz 2) in das von der Registerstelle geführte Register eingetragen ist oder nach deren Order. Zahlungen von Kapital erfolgen gegen Einreichung der Globalurkunden bei der Zahlstelle (§ 8).
(b) Zahlungen der Emittentin an die Person, die bei Geschäftsabschluss am jeweiligen Stichtag in das von der Registerstelle geführte Register eingetragen ist, oder nach deren Order befreien die Emittentin in Höhe der geleisteten Zahlungen von ihren Verbindlichkeiten aus den Schuldverschreibungen.
(2) Stichtag. Der Stichtag (der “Stichtag”) für die Zwecke von Zahlungen (Absatz (1)) von Kapital und Zinsen ist hinsichtlich jeder derartigen Zahlung der zehnte New Yorker Geschäftstag vor dem jeweiligen Fälligkeitstag.
(3) New Yorker Geschäftstag. Ist ein Fälligkeitstag für die Zahlung von Kapital oder Zinsen nicht ein New Yorker Geschäftstag, so wird die betreffende Zahlung erst am nächsten Tag, der ein New Yorker Geschäftstag ist, geleistet, ohne dass wegen dieser Zahlungsverzögerung zusätzliche Zinsen gezahlt werden. Ein “New Yorker Geschäftstag” ist jeder Tag, an dem Banken in New York City nicht verpflichtet und nicht berechtigt sind, zu schließen.
(4) Zahlungstag und Fälligkeitstag. Im Sinne dieser Anleihebedingungen ist “Zahlungstag” der Tag, an dem, gegebenenfalls aufgrund einer Anpassung gemäß Absatz (3),

die Zahlung tatsächlich zu leisten ist, und “Fälligkeitstag” der vorgesehene Zahlungstermin ohne Berücksichtigung einer solchen Anpassung.
§ 6
Steuern
Sämtliche Zahlungen der Emittentin auf die Schuldverschreibungen sind ohne Abzug oder Einbehalt von Steuern oder sonstigen Abgaben zu leisten, es sei denn, die Emittentin ist rechtlich verpflichtet, solche Steuern oder Abgaben abzuziehen oder einzubehalten. Fallen derartige Abzüge oder Einbehalte an, so ist die Emittentin nicht verpflichtet, irgendwelche zusätzlichen Beträge auf die Schuldverschreibungen zu zahlen.
§ 7
Kündigung durch Anleihegläubiger
Jeder Anleihegläubiger ist berechtigt, seine Schuldverschreibungen zur Rückzahlung zum Nennbetrag zuzüglich bis zum Rückzahlungstag aufgelaufener Zinsen zu kündigen, falls die Emittentin nach Maßgabe dieser Anleihebedingungen zahlbare Beträge nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag zahlt. Das Kündigungsrecht erlischt, wenn der Anleihegläubiger die betreffende Zahlung erhalten hat, bevor er das Kündigungsrecht ausgeübt hat. Die Kündigung zur Rückzahlung hat in der Weise zu erfolgen, dass der Anleihegläubiger der Emittentin eine schriftliche Kündigungserklärung übergibt oder durch eingeschriebenen Brief übermittelt und dabei durch eine Bescheinigung seiner Depotbank gemäß § 11(3)(a) nachweist, dass er im Zeitpunkt der Kündigung Gläubiger der betreffenden Schuldverschreibungen ist.
§ 8
Die Erfüllungsgehilfen
(1) Anfängliche Erfüllungsgehilfen und bezeichnete Geschäftsstellen. Die anfängliche Zahlstelle und die anfängliche Registerstelle (zusammen die “Erfüllungsgehilfen”) und ihre anfänglichen Geschäftsstellen, durch welche sie handeln (die “bezeichneten Geschäftsstellen”), sind am Ende dieser Anleihebedingungen aufgeführt.
(2) Änderung der Erfüllungsgehilfen und ihrer bezeichneten Geschäftsstellen. Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Zahlstelle oder der Registerstelle zu ändern oder zu beenden oder einer Änderung der Geschäftsstelle, durch welche sie handeln, zuzustimmen, vorausgesetzt, dass stets eine Registerstelle und eine Zahlstelle vorhanden sein muß, und weiter vorausgesetzt, dass solange die Schuldverschreibungen an einer Börse oder Börsen zugelassen sind (und die Regeln dieser Börse(n) es erfordern), die Emittentin eine Zahlstelle mit bezeichneter Geschäftsstelle an dem Börsenort bzw. den Börsenorten zu unterhalten hat. Die Emittentin hat jede Änderung in der Person der Erfüllungsgehilfen oder ihrer bezeichneten Geschäftsstellen durch Veröffentlichung gemäß § 10 bekannt zu machen.
(3) Keine Rechtsbeziehungen. Die Erfüllungsgehilfen handeln als solche ausschließlich als Erfüllungsgehilfen der Emittentin und haben keinerlei rechtliche Beziehung welcher Art auch immer mit den Anleihegläubigern und sind den Anleihegläubigern gegenüber in keinem Fall verantwortlich.

§ 9
Begebung weiterer Schuldverschreibungen
Die Emittentin behält sich vor, von Zeit zu Zeit ohne Zustimmung der Anleihegläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (gegebenenfalls mit Ausnahme des Tages des Verzinsungsbeginns) in der Weise zu begeben, dass sie mit den Schuldverschreibungen zusammengefasst werden, eine einheitliche Emission mit ihnen bilden und ihren Gesamtnennbetrag erhöhen. Der Begriff “Schuldverschreibungen” umfasst im Fall einer solchen Erhöhung auch solche zusätzlich begebenen Schuldverschreibungen.
§ 10
Bekanntmachungen
Alle Bekanntmachungen, die die Schuldverschreibungen betreffen, werden in folgenden Zeitungen veröffentlicht: (a) solange wie die Schuldverschreibungen an der Luxemburger Wertpapierbörse gelistet sind (und die Regeln dieser Börse das verlangen) in einer führenden Tageszeitung in Luxemburg (voraussichtlich das d’ Wort); (b) einer führenden Tageszeitung mit allgemeiner Verbreitung in der Bundesrepublik Deutschland; und (c) in einer in englischer Sprache erscheinenden und in New York allgemein verbreiteten führenden Tageszeitung (voraussichtlich das Wall Street Journal). Sämtliche Bekanntmachungen werden wirksam am dritten Tag, der auf die Veröffentlichung folgt oder, sofern die Veröffentlichung mehr als einmal oder an verschiedenen Tagen erfolgt, am dritten Tag, der auf die erste Veröffentlichung folgt.
§ 11
Anwendbares Recht; Gerichtsstand;
Geltendmachung von Ansprüchen; Sprache
(1) Anwendbares Recht. Form und Inhalt der Schuldverschreibungen, die Rechte und Pflichten der Anleihegläubiger und der Emittentin bestimmen sich in jeder Hinsicht nach deutschem Recht. Übertragungen und Verpfändungen von bei DTC verwahrten Schuldverschreibungen, die zwischen DTC-Teilnehmern und zwischen der DTC und DTC-Teilnehmern durchgeführt werden, unterliegen dem Recht des Staates New York.
(2) Gerichtsstand. Zuständig für alle Klagen oder sonstigen Verfahren aus oder im Zusammenhang mit den Schuldverschreibungen ist ausschließlich das Landgericht in Frankfurt am Main.
(3) Geltendmachung von Ansprüchen. Jeder Anleihegläubiger kann in Rechtsstreitigkeiten gegen die Emittentin oder in Rechtsstreitigkeiten, an denen der Anleihegläubiger und die Emittentin beteiligt sind, im eigenen Namen seine Rechte aus den ihm zustehenden Schuldverschreibungen unter Vorlage folgender Unterlagen wahrnehmen und durchsetzen: (a) einer Bescheinigung seiner Depotbank, die (i) den vollen Namen und die volle Anschrift des Anleihegläubigers bezeichnet, (ii) einen Gesamtnennbetrag von Schuldverschreibungen angibt, die am Ausstellungstag dieser Bescheinigung dem bei dieser Depotbank bestehenden Depot des Anleihegläubigers gutgeschrieben sind, und (iii) bestätigt, dass die Depotbank der DTC sowie der Registerstelle eine schriftliche Mitteilung gemacht hat, die die Angaben gemäß (i) und (ii) enthält, und Bestätigungsvermerke der DTC sowie des betroffenen DTC-Teilnehmers trägt, sowie (b) von einem Vertretungsberechtigten der

DTC oder der Registerstelle beglaubigte Ablichtungen der Globalurkunden. Im Sinne der vorstehenden Bestimmungen ist “Depotbank” ein Bank- oder sonstiges Finanzinstitut (einschließlich DTC und jedes anderen Clearing Systems, das DTC Teilnehmer ist) von allgemein anerkanntem Ansehen, das eine Genehmigung für das Wertpapier-Depotgeschäft hat und bei dem der Anleihegläubiger Schuldverschreibungen im Depot verwahren lässt.
(4) Sprache. Diese Anleihebedingungen sind in englischer Sprache abgefasst. Eine Übersetzung in die deutsche Sprache ist beigefügt. Der englische Text ist verbindlich und maßgeblich. Die Übersetzung in die deutsche Sprache ist unverbindlich.
Registerstelle und Zahlstelle
Deutsche Bank Trust Company Americas
60 Wall Street
MS NYC60-2515
New York, NY 10005

Schedule 2.1
English Language Version of the
FORM OF THE GLOBAL CERTIFICATES
U.S.$500,000,000

ISIN US _________	Common Code _________
CUSIP _________	Valoren No. _________
No. R-●
KfW
Frankfurt am Main, Federal Republic of Germany
U.S.$ _________% Global Notes due _________
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORISED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN AND IS WITHOUT ANY LEGAL EFFECT.
GLOBAL REGISTERED CERTIFICATE
representing a principal amount of
five hundred million United States dollars
(U.S.$500,000,000)
of the _________% Global Notes due _________ in the aggregate principal amount of U.S.$ _________ (_________ United States dollars), issued by KfW (the “Issuer”).
This Global Certificate represents five hundred thousand notes in the principal amount of U.S.$1,000 each (the “Notes”). It has been issued by the Issuer as a registered global certificate to Cede & Co., as nominee of DTC, and been deposited in the DTC depositary and clearing system in order to permit delivery and transfer of Notes in book-entry form without physical delivery of definitive certificates within that system. DTC and its successor, if any, as depositary for this Global Certificate shall herein also be referred to as the “Depositary”.
The Notes represented by this Global Certificate shall be evidenced by the records of the Depositary, which in turn shall be based on the register maintained by Deutsche Bank Trust Company Americas, a New York banking corporation (the “Register”), or any successor in such capacity appointed by the Issuer, acting as registrar (the “Registrar”) on behalf of the Issuer. In the case of any inconsistency between the Register and the records of the Depositary, the Register prevails, except in the case of manifest error.

The Issuer hereby undertakes to pay to or to the order of Cede & Co. or its registered assigns, on the maturity date of the Notes, the principal sum of the Notes represented hereby and to pay interest on the principal sum represented hereby all in accordance with the Terms and Conditions of the Notes (the “Conditions”) attached hereto.
This Global Certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. Any transfer shall be effective only if registered upon the books maintained for that purpose by the Registrar.
The Conditions form part of this Global Certificate.
This Global Certificate is only valid if it has been provided with the manual authentication signature on behalf of the Registrar.
Frankfurt am Main, Federal Republic of Germany
[DATE]
________________________     _________________________
KfW

______________________________________
Authentication signature
for and on behalf of
Deutsche Bank Trust Company Americas,
as Registrar

Schedule 2.2
German Language Version of the
FORM OF THE GLOBAL CERTIFICATES
U.S.$ 500.000.000

ISIN US _________	Common Code _________
CUSIP _________	Valoren No. _________
No. R-●
KfW
Frankfurt am Main, Bundesrepublik Deutschland
U.S.$ ______  ___% Globalanleihe fällig _________
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORISED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN AND IS WITHOUT ANY LEGAL EFFECT.
NAMENS-SAMMELSCHULDVERSCHREIBUNG
über einen Nennbetrag von
fünfhundert Millionen United States Dollars
(U.S.$ 500.000.000)
der _________  % Globalanleihe fällig _________  im Gesamtnennbetrag von U.S.$ _________  (_________ United States Dollars) der KfW (die “Emittentin”).
Diese Sammelschuldverschreibung verbrieft fünfhunderttausend Teilschuldverschreibungen im Nennbetrag von je U.S.$ 1.000 (die “Schuldverschreibungen”). Sie ist von der Emittentin als Namens-Sammelschuldverschreibung an Cede & Co. als Beauftragte der DTC begeben und in das Verwahr- und Clearingsystem der DTC zur Verwahrung eingeliefert worden, um die Lieferung und Übertragung von Schuldverschreibungen innerhalb dieses Systems im Buchungswege ohne Lieferung effektiver Stücke zu ermöglichen. DTC und deren etwaiger Nachfolger als Verwahrer dieser Sammelschuldverschreibung werden in dieser Urkunde auch als “Verwahrer” bezeichnet.
Die in dieser Sammelschuldverschreibung verbrieften Schuldverschreibungen ergeben sich aus den Unterlagen des Verwahrers, die ihrerseits beruhen auf dem Register der Deutsche Bank Trust Company Americas, einer Bankgesellschaft nach dem Recht des Staates New

York (das “Register”), die als Registerstelle für die Emittentin fungiert, oder eines etwa von der Emittentin bestellten Nachfolgers in dieser Funktion (die “Registerstelle”). Im Falle von Unstimmigkeiten zwischen dem Register und den Unterlagen des Verwahrers ist das Register, außer im Falle eines offenkundigen Irrtums, maßgeblich.
Die Emittentin verpflichtet sich hiermit, nach Maßgabe der beigefügten Anleihebedingungen (die “Anleihebedingungen”) an oder an Order von Cede & Co. oder ihren eingetragenen Zessionar am Tag der Fälligkeit der Schuldverschreibungen den Kapitalbetrag der Schuldverschreibungen, die durch diese Urkunde verbrieft sind, zu zahlen und auf den in dieser Urkunde verbrieften Kapitalbetrag Zinsen zu zahlen.
Diese Sammelurkunde kann nur insgesamt übertragen werden, und zwar nur entweder von DTC auf einen Beauftragten der DTC, von einem Beauftragten der DTC auf DTC oder auf einen anderen Beauftragten der DTC oder von DTC oder einem solchen Beauftragten auf einen als Nachfolger der DTC fungierenden neuen Verwahrer oder einen Beauftragten eines solchen neuen Verwahrers. Die Übertragung ist nur wirksam, wenn sie in den zu diesem Zweck von der Registerstelle geführten Unterlagen vermerkt wird.
Die Anleihebedingungen sind Teil dieser Sammelschuldverschreibung.
Diese Sammelschuldverschreibung ist nur wirksam, wenn sie mit der im Namen der Registerstelle geleisteten handschriftlichen Kontrollunterschrift versehen ist.
Frankfurt am Main, Bundesrepublik Deutschland
[DATE]
________________________     _________________________
KfW

______________________________________
Kontrollunterschrift
(geleistet im Namen von
Deutsche Bank Trust Company Americas
als Registerstelle)

Schedule 3
MANAGERS’ COMMITMENTS

Commitments
MANAGER	U.S.$

TOTAL

Schedule 4
PROVISIONS APPLICABLE BY REASON OF THE DISTRIBUTION
IN THE UNITED STATES
Because it is expected that a portion of the Notes will be distributed in the United States of America, the Issuer and the Managers agree as follows:
1. Representations and Warranties. The Issuer represents and warrants to the Managers that:
(a)	the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Issuer, threatened by the Commission; and the Registration Statement and Prospectus comply, or will comply, as the case may be, in all material respects with the Securities Act and do not and will not, as of the effective date of the Registration Statement and any amendment thereto and as of the date of the Prospectus and any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as amended or supplemented at the Closing Date, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing representations and warranties shall not apply to statements or omissions in the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Issuer in writing by such Manager through the Lead Managers expressly for use therein, it being understood and agreed that the only such information relating to any such Manager furnished to the Issuer in writing for use in any Disclosure Document shall consist of the following information in the Prospectus Supplement: (i) the names of the Managers appearing on the front and back cover pages and (ii) the names of the Managers included in the table following the first paragraph of the text under the caption “Subscription and Sale” in the Prospectus Supplement; and

(b)	there has not occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, business or financial condition of the Issuer, in each case from that set forth in the Registration Statement and the Prospectus.
2. Agreements of the Issuer. The Issuer agrees as follows:
(a)	if not filed as of the date hereof, to file the Prospectus Supplement with the Commission within the time periods specified by Rule 424 under the Securities Act;

(b)	to deliver, at the expense of the Issuer, to the Lead Managers and to U.S. counsel for the Managers, a conformed copy of the Registration Statement (as originally filed) and each amendment thereto, in each case without exhibits, and, during the period mentioned in paragraph (e) below, to each Manager as many copies of the Prospectus

(including all amendments and supplements thereto) as the Lead Managers may reasonably request;

(c)	before filing any amendment or supplement to the Registration Statement or the Prospectus applicable to the Notes, whether before or after the time the Registration Statement becomes effective, to furnish to the Lead Managers a copy of the proposed amendment or supplement for review and not to file any such proposed amendment or supplement to which the Lead Managers promptly and reasonably object;

(d)	to advise the Lead Managers promptly, and to confirm such advice in writing (i) as to when any amendment to the Registration Statement applicable to the Notes shall have become effective, (ii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus for any additional information, in each case applicable to the Notes, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Notes for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and to use its best efforts to prevent the issuance of any such stop order or notification and, if issued, to obtain as soon as possible the withdrawal thereof;

(e)	if, during such period of time within six months after the first date of the public offering of the Notes, as in the opinion of U.S. counsel for the Managers, a prospectus is required by law to be delivered in connection with sales by any Manager or dealer, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to notify the Lead Managers and upon request of the Managers to prepare and furnish, at their own expense, to the Lead Managers and to the dealers (whose names and addresses the Lead Managers will furnish to the Issuer) to which Notes may have been sold by any Manager and to any other dealers, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as so amended or supplemented, will comply with law; and in case any Manager is required to deliver the Prospectus in connection with sales of any Notes at any time six months or more after the date of the Prospectus, upon request of the Lead Managers but at the expense of such Manager, to prepare and furnish to such Manager an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act;

(f)	to make generally available to holders of the Notes and to the Lead Managers as soon as practicable an earnings statement or statements of the Issuer (in the English language) covering a period of at least twelve months beginning with the first fiscal year of the Issuer occurring after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 the Commission promulgated thereunder;

(g)	to endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Lead Managers shall reasonably request and to continue such qualification so long as reasonably necessary for the distribution of the Notes and to pay all fees and expenses (including fees and disbursements of counsel to the Managers) reasonably incurred in connection with such qualification and in connection with the determination of the eligibility of the Notes for investment under the laws of such jurisdictions as the Lead Managers may designate; provided that the Issuer shall not be required to register or qualify as a foreign corporation or a dealer in securities or to subject itself to taxation or to file a general consent to service of process in any jurisdiction.
3. Free Writing Prospectuses.
(a)	The Issuer shall not, subject to § 3(b), make any offer relating to Notes that would constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act Regulations), without the prior consent of the Lead Managers; the Issuer shall comply with the requirements of Rule 433 of the Securities Act Regulations with respect to any such free writing prospectus; any such free writing prospectus shall not, as of its issue date and through the Closing Date for the Notes, include any information that conflicts with the information contained in the Registration Statement and the Prospectus, when considered together with the Registration Statement and the Prospectus, shall not, as of the date it is issued or filed pursuant to Rule 433 of the Securities Act Regulations, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)	Subject to the last sentence of this § 3(b), the Issuer shall prepare a final term sheet (the “Final Term Sheet”), containing a summary of the terms of the Notes, which shall be in a form approved by the Lead Managers and shall reflect the terms agreed with the Lead Managers. The Issuer shall file the Final Term Sheet with the Commission pursuant to Rule 433(d) of the Securities Act Regulations within the time period prescribed by such Rule. These provisions shall not apply if the Lead Managers advised the Issuer on behalf of the Managers that they are not using a term sheet in connection with the sale of the Notes.
4. Agreements of the Managers. Each Manager shall not make any offer relating to the Notes that would constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act Regulations) required to be filed with the Commission pursuant to Rule 433 of the Securities Act Regulations, without the prior consent of the Issuer; provided, however, that each Manager may, in its discretion, distribute one or more term sheets relating to the Notes containing customary information that is consistent, in all material respects, with the Final Term Sheet prepared and filed by the Issuer pursuant to § 3(b) above. Any free writing prospectus (including, without limitation, any term sheet) permitted by the preceding sentence (i) shall not, as of its issue date and through the Closing Date for the Notes, include any information that conflicts with the information contained in the Registration Statement and the Prospectus, and (ii) shall not, when considered together with the Registration Statement and the Prospectus, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided however, that no Manager shall make any representation and warranty to the Issuer with respect to statements in or omissions from any such free writing prospectus made in reliance upon and in conformity with any (y) “issuer information” (as defined in Rule 433 of the Securities Act Regulations) prepared by the Issuer or (z) information furnished to any Manager in writing by the Issuer for use in such free writing prospectus.
5. Indemnification. The Issuer agrees to indemnify each Manager and its directors, officers and employees and each person, if any, who controls any Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and any affiliate of such Manager, from and against any and all losses, claims, damages and liabilities arising out of or in connection with the distribution of the Notes in the United States (including without limitation the legal fees and other expenses reasonably incurred in connection with any such suit, action or proceeding or claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus, any preliminary prospectus supplement, any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act Regulations), or any “issuer information” (as defined in Rule 433 of the Securities Act Regulations) prepared by the Issuer and filed or required to be filed under the Securities Act pursuant to Rule 433 (d) of the Securities Act Regulations, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Issuer in writing by such Manager through the Lead Managers expressly for use therein it being understood and agreed that the only such information relating to any such Manager furnished to the Issuer in writing for use in any Disclosure Document shall consist of the following information in the Prospectus Supplement: (i) the names of the Managers appearing on the front and back cover pages and (ii) the names of the Managers included in the table following the first paragraph of the text under the caption “Subscription and Sale” in the Prospectus Supplement; provided that the foregoing indemnity with respect to any preliminary prospectus supplement shall not inure to the benefit of any Manager (or to the benefit of any person controlling such Manager) from whom the person asserting any such losses, claims, damages or liabilities purchased Notes if such untrue statement or omission or alleged untrue statement or omission made in such preliminary prospectus supplement is eliminated or remedied in the Prospectus and, if required by law, a copy of the Prospectus shall not have been furnished to such person at or prior to the written confirmation of the sale of such Notes to such person.
Each Manager agrees, severally and not jointly, to indemnify the Issuer, its directors (or persons performing similar functions), officers and employees and other persons who sign the Registration Statement and each person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and any affiliate of the Issuer, to the same extent as the foregoing indemnity from the Issuer to such Manager, but only with reference to information furnished to the Issuer by such Manager in writing through the Lead Managers expressly for use in the Registration Statement, the Prospectus, any amendment or supplement thereto, any preliminary prospectus, or any issuer free writing prospectus (as defined above), it being understood and agreed that the only such information relating to any such Manager furnished to the Issuer in writing for use in any Disclosure Document shall consist of the following information in the Prospectus Supplement: (i) the names of the Managers appearing on the front and back cover pages and (ii) the names of the Managers included in the table following the first paragraph of the text under the caption “Subscription and Sale” in the Prospectus Supplement.
If any suit, action, proceeding (including any governmental investigation), claim or demand shall be brought or asserted in the United States against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time after receiving such request to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Managers shall be designated in writing by [insert Documentation Manager], on behalf of the Lead Managers, and any such separate firm for the Issuer or its directors or officers who sign the Registration Statement and such control persons of the Issuer shall be designated in writing by the Issuer. The Indemnifying Person shall not be liable for any settlement of any proceeding in which it has elected to participate effected without its written consent, but if such a suit is settled with such consent or if any proceeding in which the Indemnifying Person, after having received notice thereof, shall have elected not to participate is settled with or without such consent or if there be a final judgement for the plaintiff, the Indemnifying Person agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgement. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.
If, as a result of the distribution of the Notes in the United States and notwithstanding § 16(1) of this Agreement, an Indemnified Person cannot avail itself of the indemnification provided for in this Section 5 in whole or in part, then each Indemnifying Person shall contribute to the amount paid or payable by such Indemnified Person as a result of the losses, claims, damages or liabilities referred to above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Managers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and the

Managers on the other in connection with the statements or omissions which resulted in losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer bear to the total underwriting discounts and commissions received by the Managers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Managers, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an Indemnified Person as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any action or claim which is the subject of this subsection. Notwithstanding the provisions of this subsection, no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Notes subscribed by it and distributed to the public were offered to the public exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Managers’ obligations in this subsection to contribute are several in proportion to their respective underwriting commitments and not joint.
The indemnity agreements contained in this Section 5 are in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.
The indemnity provisions contained in this Section 5 and the representations and warranties of the Issuer contained herein shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Manager or any person controlling any Manager or by or on behalf of the Issuer, its officers or directors (or persons performing similar functions) or any person controlling the Issuer or signing the Registration Statement and (iii) acceptance of and payment for any of the Notes.
6. Sale in the United States. Each Manager agrees to notify Simpson Thacher & Bartlett LLP, as counsel to the Managers, of the U.S. Sales Amount applicable to it seven calendar days after the Closing Date. The Managers agree to cause Simpson Thacher & Bartlett LLP to promptly thereafter report the aggregate U.S. Sales Amounts applicable to the Managers to Sullivan & Cromwell LLP, as counsel for the Issuer. For purposes of the foregoing, the U.S. Sales Amount applicable to a Manager shall mean the total aggregate principal amount of Notes initially sold in the United States by such Manager as part of its initial allotment.
Nothing in this Schedule 4 shall constitute a submission by the Issuer or any Manager to the jurisdiction of any court of or in the United States.
7. Stabilization
In connection with this offering of notes, [insert Stabilization Manager] or any person acting for it may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by [insert Stabilization Manager] or any person acting for it of a greater number of the Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
These activities by [insert Stabilization Manager] or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by [insert Stabilization Manager] or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.
8. Interpretation
Notwithstanding that this Schedule shall be governed by and construed in accordance with German law, any terms used in this Schedule reflecting terms used in U.S. federal securities laws shall be interpreted according to the meanings attributed to them in such laws.

Schedule 5
SELLING RESTRICTIONS
(1) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Manager represents and agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Notes to the public in that Relevant Member State at any time:
(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive or pursuant to any applicable national law of any Relevant Member State;
whereby the expression an “offer of the notes to the public” in relation to the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
(2) Each Manager represents and agrees that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or the sale of such Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
As used herein, “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

(3) Each Manager agrees that in connection with any distribution of the Notes in the United States such Manager will comply with and cause any of its affiliates which offers or sells Notes in the United States to comply with applicable United States law.
(4) Each Manager acknowledges and agrees that it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirement of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
(5) Each Manager represents and agrees that it has not offered or sold, and it will not offer or sell any Notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and represents that any offer of Notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each Manager further represents and agrees that it has not and it will not distribute or deliver any of the Disclosure Documents or any other offering material relating to the Notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each Manager also represents and agrees that it will send to any dealer who purchases from it any Notes a notice stating in substance that by purchasing such Notes, such dealer represents and agrees that it has not offered or sold and it will not offer or sell any Notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of Notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver any of the Disclosure Documents or any other offering material relating to the Notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such Notes a notice to the foregoing effect.
(6) Each Manager represents and agrees that (a) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any Notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
(7) Each Manager acknowledges that (other than in the United States) no action has been or will be taken in any jurisdiction by the Managers or the Issuer that would permit a public offering of the Notes, or possession or distribution of any of the Disclosure Documents or any other offering material, in any jurisdiction where action for those purposes is required. Each Manager will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers Notes or has in its possession or distributes any of the Disclosure Documents or any other offering material and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or the Issuer for the purchase, offer, sale, distribution or delivery of the Notes and the possession or distribution of any of the Disclosure Documents or any other offering material under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Schedule 6
DOCUMENTS TO BE FURNISHED PURSUANT TO § 10(1)(d)
(1)	A certificate issued by two duly authorized officers of the Issuer to the effect that:
(a)	the certified copy of the Law concerning the Kreditanstalt für Wiederaufbau (Gesetz über die Kreditanstalt für Wiederaufbau) with a non-binding certified English translation, and

(b)	the certified copy of the Charter (Satzung) of the Issuer in the German language with a non-binding certified English translation provided by the Issuer are true, accurate and up-to-date;

(2)	a certified copy of the resolution of the Board of Supervisory Directors (Verwaltungsrat) authorizing the issue of notes up to a specified amount together with a certificate by officers of KfW that this amount will not be exceeded as a result of the issue of the Notes;

(3)	a certified excerpt of the list of persons authorized to sign on behalf of the Issuer as of the Closing Date;

(4)	if signing on behalf of the Issuer is by an attorney-in-fact, the original copy of the power of attorney signed by two members of the Board of Managing Directors of the Issuer by which the person(s) named therein is (are) empowered by the Issuer to execute and deliver on its behalf the Subscription Agreement, the Supplemental Agency Agreement, the Global Certificates and all other documents relating to the issue, subscription and offering of the Notes; and

(5)	a confirmation of the notice of effectiveness for the Registration Statement file number 333-121363/121363-01.
Unless otherwise indicated above, all certified copies shall be certified by two duly authorized officers of the Issuer to be accurate, complete and up-to-date.